EXHIBIT 23
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders of Advanced Polymer Systems, Inc. and the Trustees and Participants in the Advanced Polymer Systems, Inc. Salary Reduction Profit Sharing Plan:


We consent to incorporation by reference in the Registration Statement (No. 33-29084) on Form S-8 of the Advanced Polymer Systems, Inc. Salary Reduction Profit Sharing Plan of our report dated March 5, 1997 relating to the statements of financial condition of the Advanced Polymer Systems, Inc. Salary Reduction Profit Sharing Plan as of December 31, 1996 and 1995 and the related statements of income and changes in Plan equity for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 11-K of the Advanced Polymer Systems, Inc. Salary Reduction Profit Sharing Plan.



                                                           KPMG Peat Marwick LLP



San Francisco, California
March 26, 1997